EXHIBIT 23.3

Consent of Independent Registered Public Accountants

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-33132, 333-80363, 333-07577) of CROWN FINANCIAL GROUP, INC., formerly M.H. MEYERSON & CO., INC., and in the related Prospectus and in the Registration Statements (Form S-8 Nos. 333-53410, 333-83371) pertaining to the Stock Option Plans of CROWN FINANCIAL HOLDINGS, INC., of our report dated March 9, 2004, with respect to the consolidated financial statements of CROWN FINANCIAL GROUP, INC., formerly M.H. MEYERSON & CO., INC., included in this Annual Report (Form 10-K) for the year ended January 31, 2005.

/s/ Sanville & Company

Abington, Pennsylvania

July 5, 2005